UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Newport Corporation

                                (Name of Issuer)

                                  Common Stock

                         (Title of Class of Securities)

                                    651824104

                                 (CUSIP Number)
                                    12/29/00

                (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule as filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No.: 651824104

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       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                I.R.S. No. 13-2527171
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       2.       Check  the  Appropriate  Box  if a  Member  of a  Group  (See
                Instructions):
                (a)
                (b)
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       3.       SEC Use Only
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       4.       Citizenship or Place of Organization:
                Colorado
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   Number of
     Shares     5.    Sole Voting Power:
  Beneficially        0
    Owned by
      Each
   Reporting
  Person With
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                6.    Shared Voting Power:
                      0
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                7.    Sole Dispositive Power:
                      0
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                8.    Shared Dispositive Power:
                      3,662,725
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       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                3,662,725 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the Exchange Act of 1934)

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      10.       Check if the  Aggregate  Amount  in Row  (11)  Excludes
                Certain Shares (See Instructions)
                [  ]
--------------------------------------------------------------------------------

      11.       Percent of Class Represented by Amount in Row (11):
                11.50%
--------------------------------------------------------------------------------

      12.       Type of Reporting Person (See Instructions):
                IA
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--------------------------------------------------------------------------------
 Item:
--------------------------------------------------------------------------------

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     1(a)     Name of Issuer:
              Newport Corporation
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     1(b)     Address of Issuer's Principal Executive Offices:
              1791 Deere Avenue
              Irvine, CA  92606
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2(a)     Name of Person Filing:
              OppenheimerFunds, Inc.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     2(b)     Address of Principal Business Office or, if none, Residence:
              Two World Trade Center, 34th Floor
              New York, NY 10048-0203
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2(c)     Citizenship:
              Colorado
--------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     2(d)     Title of Class of Securities:
              Common Stock
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2(e)     CUSIP Number:
              651824104
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     3(e)     If this statement is filed  pursuant  toss.240.13d-1(b)
              or  240.13d-2(b)  or (c), check whether the person filing is a:
              [X]  An     investment      adviser     in     accordance
                   withss.240.13d-1(b)(1)(ii)(E)  ---
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     4(a)     Amount beneficially owned:
              3,662,725  (beneficial ownership disclaimed pursuant to Rule
              13d-4 of the Exchange Act of 1934)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     4(b)     Percent of class:
              11.50%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      4(c)    Number of shares as to which the person has:

              (i)  Sole power to vote or to direct the vote: 0-

              (ii) Shared power to vote or to direct the vote: 0-

             (iii) Sole power to dispose or to direct the disposition of:  0-

              (iv) Shared power to dispose or to direct the disposition of:
                   3,662,725  ---------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      5.      Ownership of Five Percent or Less of a Class: [  ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      6.      Ownership of More than Five Percent on Behalf of Another Person.:
              N/A
--------------------------------------------------------------------------------

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       7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

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--------------------------------------------------------------------------------

      8.      Identification and Classification of Members of the Group:
              N/A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      9.      Notice of Dissolution of Group:
              N/A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     10.      Certification:
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            2/14/01
                                                            Date


                                                            Signature

                                             Philip T. Masterson, Vice President
                                                            Name/Title






















NewportCorp13g(01).doc